Exhibit 3.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LESLIE’S, INC.

Leslie’s, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Leslie’s, Inc.

2. The original Certificate of Incorporation of the Corporation (“Original Certificate”) was filed under the Corporation’s former name, Leslie’s Holdings, Inc., with the Secretary of State of the State of Delaware on February 6, 2007.

3. This Seventh Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Original Certificate as heretofore amended, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Original Certificate as heretofore amended is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Leslie’s, Inc. (the “Company”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

CAPITAL STOCK

A. Authorized Capital.

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The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,001,000,000, which shall be divided into two classes as follows: 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without a separate class vote of the holders of shares of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), , unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

B. Common Stock.

(i) Voting Rights. Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

(ii) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor.

(iii) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Common Stock.

C. Preferred Stock.

(i) Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(ii) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Certificate of Incorporation, except for Article IX, (i) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign and (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. Prior to the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Directors with terms expiring at the annual meeting of stockholders to be held in 2024 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a three-year term at the annual meeting of stockholders to be held in 2024; directors with terms expiring at the annual meeting of stockholders to be held in 2025 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a two-year term at the annual meeting of stockholders to be held in 2025; and directors elected at the annual meeting of stockholders held in 2023 shall serve out their three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders to be held in 2026. Until the 2027 Annual Meeting, if the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Until the 2027 Annual Meeting, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Prior to the 2027 Annual Meeting, the Board is authorized to assign members of the Board to their respective class. All directors of the Company elected at or after the 2027 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director whose term expires at any annual meeting of stockholders prior to the 2027 Annual Meeting shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office (i) in the case of any vacancy so filled prior to the 2027 Annual Meeting, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal and (ii) in the case of any vacancy so filled at or after the 2027 Annual Meeting, until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time, but only for cause until the 2027 Annual Meeting and with or without cause thereafter, and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Company existing at the time of such amendment, repeal, adoption or modification.

C. To the fullest extent permitted by applicable law, the Company shall indemnify (and provide advancement of expenses to) directors and officers of the Company from and against any and all liabilities, costs, expenses or damages that they may incur on account of, related to, or in connection with, directly or indirectly, their service to the Company. The Company may indemnify (and provide advancement of expenses to) employees and agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification). Indemnification may be made through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may only be called in the manner provided in the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of one or more of the Sponsors and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Company, (ii) one or more of the Sponsors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

B. None of (i) the Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section D of this Article IX. Subject to Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

C. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

D. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

F. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Sponsor, any Person that, directly or indirectly, is controlled by such Sponsor, controls such Sponsor or is under common control with such Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; (iii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Sponsor” shall mean any of L Catterton and GIC Pte. Ltd. and each of their respective Affiliates.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B. Exclusive Forum.

(i) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine or (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision set forth in this Section B(i) of Article X does not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(ii) Unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director or officer of the Company.

(iii) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section B of Article X and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses 1 to 6 of Section B(i) of Article X and any complaint set forth in Section B(ii) of Article X.

ARTICLE XI

LIMITATION OF OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, an officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former officer of the Company existing at the time of such amendment, repeal, adoption or modification.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Leslie’s, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 12th day of March, 2025.

Leslie’s, Inc.

By:
Name: Benjamin Lindquist
Title: SVP, General Counsel & Corporate Secretary

[Signature Page to Seventh Amended and Restated Certificate of Incorporation]